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                                                                   Exhibit 10.19

                                 October 9, 2002

Paul Ryan
[Address]

Dear Paul:

        This letter will serve to confirm our understanding and agreement pursuant to which Trump Marina Hotel Casino ("Trump") has agreed to employ you, and you have agreed to be employed by Trump commencing as of October 9, 2002, and expiring July 31, 2005 ("Expiration Date"), unless terminated earlier by Trump pursuant to Paragraph 11 or 12 hereof. You may not disclose in any manner the existence, terms or conditions of this Agreement to any third party without the prior written consent of Trump.

        1. You shall be employed by Trump in the capacity of Chief Operating Officer at any Trump owned casino hotel in Atlantic 1 City, New Jersey or such other position as determined solely by Trump to perform such duties as are commonly attendant upon such office and such further duties as may be specified, from time to time, by Trump.

        2. Commencing October 9, 2002, you shall be paid an annual base salary at a rate of Two Hundred Ninety Thousand ($290,000.00) Dollars per annum, payable periodically in accordance with Trump's regular payroll practices.

        3. You shall be afforded coverage under Trump's employee insurance programs in such form and at such levels as Trump, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

        4.      a.      You shall be entitled to participate in Trump's benefit
                        programs in such form and at such levels as Trump, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

                b. You shall also have executive comping privileges at such levels, if any, as Trump in its sole and absolute discretion, shall establish from time to time for similarly situated executives.

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        5.      a.      In the event this Agreement is terminated by you for any
                        reason or by the Company for any reason set forth in Paragraph 11, you agree that for a period of six (6) months after termination of your employment, you will not accept employment, either as an employee, consultant or independent contractor, with or on behalf of any Atlantic City casino licensee or casino license applicant;

                b. You agree that for a period of six (6) months after the termination of your employment with Trump, whether before or after the Expiration Date, you shall not solicit or contact, directly or through any other entity, any customers whom you have met, serviced, developed or continued to develop during your tenure with Trump;

                c. You agree that for a period of six (6) months after the termination of your employment with Trump, whether before or after the Expiration Date, you shall not solicit or otherwise discuss employment directly or through any other entity with any employees of Trump, or any of its related or affiliated companies.

                d. You acknowledge and agree that the restrictive covenants set forth in this Paragraph are reasonable as to duration, terms and geographical area and that the same are necessary to protect the legitimate interests of Trump, impose no undue hardship on you and are not injurious to the public.

        6. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to Trump's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without Trump's prior written consent. You will promptly communicate to Trump, in writing when requested, all marketing strategies, technical designs and concepts, and other ideas pertaining to Trump's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by Trump. You acknowledge that all of those ideas will be Trump's exclusive property. Accordingly, both during and after termination of your employment, you agree to sign any documents which Trump deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with Trump in order to allow Trump to take full advantage of those ideas.

        7. You acknowledge that you have access to information which is proprietary

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                and confidential to Trump. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and phone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies. You acknowledge and understand that this information must be maintained in strict confidence in order for Trump to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from Trump's premises. Upon termination of your employment, you will immediately return to Trump all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials.

        8. You represent to Trump that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

        9. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by Trump during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

        10. You hereby represent that you presently hold, or, prior to commencement of your employment with Trump, shall apply for, obtain and hold the New Jersey Casino Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

        11. You hereby understand and acknowledge that Trump may terminate this Agreement in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission or if you shall commit an act constituting "Cause", which is defined to mean any of the following: a breach by you of any of the provisions of this Agreement or any employee conduct rules; an act of dishonesty; the deliberate and intentional refusal by you to perform your duties hereunder or your failure, as determined solely by Trump, to properly perform and execute your duties hereunder; your failure to meet goals established by Trump; any act which in Trump's sole opinion would adversely reflect upon Trump or would impair your ability to effectively perform your duties hereunder; alcohol or drug addiction; your disability, which is defined to be any condition prohibiting you from performing your duties hereunder to a period in excess of ninety (90)

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                days, or your death. In the event of a termination pursuant to this Paragraph, Trump shall pay to you your salary earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

        12. You hereby also understand and acknowledge that, notwithstanding any other provision hereof, Trump may terminate this Agreement for no cause in its sole discretion immediately upon notice to you. In such event, Trump shall pay and you shall accept in satisfaction of all obligations and liabilities hereunder, an amount equal to the lesser of six (6) months or the number of months then remaining in this Agreement at your then current salary. You shall, in such event, execute any and all release documents requested by Trump as a condition precedent to obtaining any amounts under this Paragraph 12.

        13. Unless extended in a writing signed by you and Trump, this Agreement shall terminate on the Expiration Date and your employment thereafter shall continue, if at all, on an "at-will" basis. This means that you and Trump will no longer have a contractual relationship and that either you or Trump will have the right to terminate your employment with or without cause and with or without notice. After your employment with Trump is terminated, whether pursuant to a contract or otherwise, you understand and acknowledge that your obligations set forth in Paragraphs 5, 6 and 7 of this Agreement shall survive and remain in full force and effect.

        14. Trump shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if Trump does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public which assert as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claims are based upon your gross negligence or any willful and/or wanton act. This Paragraph shall not apply in any actions in which your interests are adverse to that of Trump.

        15. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

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        16.     You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 5, 6 and 7 of this Agreement and that a breach may cause irreparable injury to Trump which could not be compensated by money damages. Accordingly, Trump will be entitled to enforce this Agreement by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

        17. If any provision hereof is unenforceable, illegal or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof. If any of the provisions hereof which impose restrictions on you are, with respect to such restrictions, determined by a final judgment of any court of competent jurisdiction to be unenforceable or invalid because of the geographic scope or time duration of such restrictions, such provisions shall be deemed retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. However, no such retroactive modification shall affect any of Employer's rights hereunder arising out of the breach of any such restrictive provisions, including without limitation, Trump's rights to terminate this Agreement.

        18. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties, superceding any and all previous agreements, and may not be modified, amended, extended or renewed without the written agreement of both parties.

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        If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicate copy of this letter enclosed herewith.

                                                         Very truly yours,

                                                         /s/ MARK A. BROWN

                                                         MARK A. BROWN
                                                         Chief Executive Officer

Agreed to this 1st day of November 2002.

/s/ PAUL RYAN
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    Paul Ryan